Exhibit 10.9

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into by and between WASHINGTON PRIME GROUP INC., an Indiana corporation (the “Company”), and C. MARC RICHARDS (“Executive”), executed on November    , 2014 (the “Execution Date”).

WHEREAS, the Company and Executive are parties to an employment agreement, dated as of June 3, 2014 (the “Employment Agreement”), pursuant to which Executive serves as the Chief Financial Officer of the Company (capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Employment Agreement); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 16, 2014, by and among the Company, Washington Prime Group, L.P. (the “Partnership”), WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership (“Glimcher LP”) (the “Merger Agreement”); and

WHEREAS, from and following the “Acquisition Effective Time” (as defined in the Merger Agreement), the Company desires to continue to employ Executive as Executive Vice President and Chief Administrative Officer and for Executive to continue to provide services to the Company, the Partnership, Glimcher Realty Trust, and Glimcher LP, and Executive desires to be so employed by the Company and to provide such services; and

WHEREAS, the Company and Executive now desire to amend the Employment Agreement to reflect such continued employment on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions.  Section 1.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:  “[Intentionally Omitted]”

2. Terms of Employment.   Section 2.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the Employment Period, Executive shall serve the Company as its Executive Vice President and Chief Administrative Officer and shall perform customary and appropriate duties as may be reasonably assigned to Executive from time to time by the Company and shall provide services to the Company, Washington Prime Group, L.P., Glimcher Realty Trust, and Glimcher Properties Limited Partnership.  Executive shall report to the Executive Chairman of the Company or, if no such Executive Chairman, to the Chief Executive Officer of the Company.

3. Effect of Termination.   Section 3.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Separation Pay upon Termination without Cause/for Good Reason.  If during the Employment Period the Company terminates Executive’s employment other than for Cause or Executive terminates his employment for Good Reason (within six months after such Good Reason event occurs), the Company shall make to Executive a lump sum cash payment equal to two times the sum of (a) Executive’s annual base salary in effect immediately prior to the date of termination, and (b) Executive’s target annual cash bonus for the year in which the date of termination occurs, or if no target annual cash bonus has been set for the year in which the date of termination occurs, Executive’s target annual cash bonus in effect during the Company’s most recently completed fiscal year (the “Separation Payment”), contingent upon Executive executing and returning to the Company (and not revoking) a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company (a “Release”), which Release must be delivered to the Company, and the period in which it may be revoked must have expired, not later than 30 days after the date of termination (the “Release Deadline”).  Except as provided in Section 3.3, the Separation Payment shall be payable (if the conditions of this Section 3.1 are satisfied) on the fifth business day following the Release Deadline.

4. Effect of Termination.  Section 3.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Effect of Termination without Cause/for Good Reason on Performance LTIP Awards.  If during the Employment Period the Company terminates Executive’s employment other than for Cause or Executive terminates his employment for Good Reason (within six months after such Good Reason event occurs), then with respect to any long-term incentive plan units authorized by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in August 2014 to be granted to Executive in respect of specified future performance periods subject to Executive’s continuous employment through the applicable performance period and to the achievement of performance goals applicable to each such performance period (the “Special Performance LTIP Units”), contingent upon Executive executing and returning to the Company (and not revoking) a Release prior to the Release Deadline, (a) to the extent that such Special Performance LTIP Units have been granted and are held by Executive, but are unvested on the date of termination, such Special Performance LTIP Units shall vest on the date of termination, shall not be subject to any other forfeiture restrictions, and shall be settled in accordance with their terms, and (b) to the extent that such Special Performance LTIP Units have not been granted, for any current performance period or completed performance period, such Special Performance LTIP Units shall be (i) granted on the fifth business day following the Release Deadline based (A) as to a current performance period, on actual performance through the date of Executive’s termination of employment (projected to the end of the applicable performance period for absolute, but not for relative performance goals), with the amount earned not pro-rated for the partial completion of an applicable performance period, and (B) as to a completed performance period, on actual performance through the end of such performance period, with the amount earned not pro-rated, and (ii) vested without regard to any applicable service vesting condition upon grant.”

5. Notices.  The second sentence of 4.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

2

“Any notice to the Company shall be delivered to Washington Prime Group Inc., 180 East Broad Street, Columbus, Ohio 43215, Attention:  General Counsel.”

6. Effectiveness of Amendment.  This Amendment shall become effective at the Acquisition Effective Time on the “Closing Date” (as defined in the Merger Agreement).  If the Merger Agreement is terminated, in accordance with its terms or otherwise and, consequently, the Acquisition Effective Time and the Closing Date do not occur, at the time of such termination, this Amendment shall be null and void ab initio and of no force or effect, and the Employment Agreement shall remain in effect in accordance with its terms.

6. Entire Agreement.  Except as otherwise provided herein, the Employment Agreement shall remain unaltered and of full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to authorization from the Committee has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

C. MARC RICHARDS

/s/ C. Marc Richards

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak

Title: Secretary and General Counsel

[Signature Page – C. Marc Richards First Amendment to Employment Agreement]